EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON
SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the sale of shares on the Nasdaq National Market System. The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
3/3/20101	Sale	$1.3037	5500
3/4/2010	Sale	1.3000	50000
3/5/20102	Sale	1.3481	20615
3/8/20103	Sale	1.3389	29800
3/9/20104	Sale	1.4272	25633
3/10/20105	Sale	1.4892	8080
3/11/20106	Sale	1.5093	3000
3/12/2010	Sale	1.5000	1033
3/16/2010	Sale	1.4000	200
3/17/20107	Sale	1.4407	22500
3/18/20108	Sale	1.5054	5000
3/19/20109	Sale	1.5520	12714
3/22/201010	Sale	1.4895	5065

1 This transaction was executed in multiple trades at prices ranging from $1.30 - 1.32.
2 This transaction was executed in multiple trades at prices ranging from $1.34 - 1.35.
3 This transaction was executed in multiple trades at prices ranging from $1.30 - 1.37.
4 This transaction was executed in multiple trades at prices ranging from $1.38 - 1.45.
5 This transaction was executed in multiple trades at prices ranging from $1.43 - 1.51.
6 This transaction was executed in multiple trades at prices ranging from $1.50 - 1.51.
7 This transaction was executed in multiple trades at prices ranging from $1.40 - 1.50.
8 This transaction was executed in multiple trades at prices ranging from $1.50 - 1.53.
9 This transaction was executed in multiple trades at prices ranging from $1.55 - 1.57.
10 This transaction was executed in multiple trades at prices ranging from $1.48 - 1.50.